CTPartners Executive Search Updates Guidance for Fourth Quarter 2013 Financial Results
- Company Expects to Report Net Revenue and Adjusted EPS at Upper End of Range or above Prior Guidance -

CTPartners Executive Search Inc. (NYSE MKT:CTP), a global retained executive search firm, today commented on its expectations for fourth quarter financial results based on currently available information. The Company will be presenting at the Sidoti Semi-Annual Microcap Conference this morning and will comment on its outlook, along with its business operations and growth strategies.

CTPartners expects to meet the upper end, or slightly exceed, the net revenue and adjusted EPS ranges it provided in its prior guidance given in its third quarter results news release on November 7th, 2013. The Company's previous guidance was for net revenue to be in the range of $31 to $33 million and adjusted EPS to be in the range of $0.07 to $0.10, excluding non-operating items. Actual results for the fourth quarter and full year 2013 are expected to be announced in mid-March 2014.
"CTPartners had a strong finish to 2013, driven primarily by strong broad based performance from our skilled and experienced consultants," commented CEO Brian Sullivan. "We are well positioned to grow our revenue base and improve profitability as we enter 2014."

About CTPartners

CTPartners is a leading performance-driven executive search firm serving clients across the globe. Committed to a philosophy of partnering with its clients, CTPartners offers a proven record in C-Suite, senior executive, and board searches, as well as expertise serving private equity and venture capital firms.

With origins dating back to 1980, CTPartners serves clients with a global organization of more than 400 professionals and employees, offering expertise in board advisory services and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries. Headquartered in New York, CTPartners has 22 offices in 15 countries.

www.ctnet.com

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements. As a general matter, forward-looking statements reflect our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be identified by the use of forward looking terminology such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates," or the negative version of those words or other comparable words, but the absence of these words does not necessarily mean that a statement is not forward-looking. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.

The forward-looking statements contained in this press release are based upon our historical performance, current plans, estimates, expectations and other factors we believe are appropriate under the circumstances. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved since these forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. Some of the key uncertainties and factors that could affect our future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements are: our expectations regarding our revenues, expenses and operations and our ability to sustain profitability; our ability to recruit and retain qualified executive search consultants to staff our operations appropriately; our ability to expand our customer base and relationships, especially given the off-limit arrangements we are required to enter into with certain of our clients; further declines in the global economy and our ability to execute successfully through business cycles; our anticipated cash needs; projected cost savings as a result of reorganization; our ability to amend certain provisions of previously executed purchase agreements; our anticipated growth strategies and sources of new revenues; unanticipated trends and challenges in our business and the markets in which we operate; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; and the mix of profit and loss by country in which we operate.

The above list should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our annual report on Form 10-K filed on March 20, 2013 and 10-Q filed on November 7, 2013. The forward looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission.

Adjusted Performance Measure, Excluding Non-Operational Charges

We utilize Adjusted Net Income/(Loss) and Adjusted Income/(Loss) per common share, non-GAAP financial measures, as a measures of our results of operations. We calculated Adjusted Net Income/(Loss) as Net Income/(Loss) excluding the following charges which we do not believe are reflective of our operational results:

•	Post-combination compensation expense

•	Reorganization charges

•	Gain or loss on foreign currency related to funding of foreign subsidiaries

•	Fees and expenses incurred by us in connection with the restatement of our 2012 interim financial statements

•	Fees and expenses incurred in connection with acquisitions

•	Tax effect of the above adjustments

We calculate Adjusted earnings/(loss) per common share using the weighted average shares outstanding amounts used in the calculation of diluted earnings per share in accordance with GAAP.

Management utilizes this information to measure performance, and believes it more appropriately reflects the results of ongoing operations.

CTPartners
William J. Keneally, 216-682-3103
wkeneally@ctnet.com
or
EVC Group
Investor Relations
Michael Polyviou/Robert Jones, 212-850-6020
mpolyviou@evcgroup.com
Media
Janine McCargo, 212-646-0425
jmccargo@evcgroup.com